AGREEMENT TO TERMINATE CONTRACTUAL RELATIONSHIPS

This Agreement is made on the 14th day of February, 2014, by and between BITZIO **Inc**, a Nevada Corporation with an office at 548 Market Street, Suite 18224, San Francisco, California 94104 hereinafter referred to as "BTZO", and Manny Bains , as well as Latin America Futbol Corporation, a Florida corporation with an office at 1031 Ives Dairy Rd Suite 228, Miami, FL 33179 hereinafter collectively referred to as "LAFC."

RECITALS:

A. The parties entered into a contractual relationship dated May 21, 2012, whereby BTZO entered into the "MPC Share Purchase Agreement" to purchase all outstanding shares and assets of Motion Pixel Corporation Holdings in exchange for a combination of cash and stock as outlined in the agreement.

B. The parties entered into a contractual relationship dated May 21, 2012, whereby BTZO contracted Latin America Futbol Corporation under the contract "Consulting Agreement" to perform select consulting services to assist BTZO in business operations.

C. Both parties desire to terminate both contractual Agreements dated May 21, 2012 effective immediately.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. *TERMINATION*

That BTZO and LAFC mutually understand and agree that the above-referenced contracts are to be terminated as of the 15th day of February, 2013, LAFC will deliver to BTZO contemporaneously with the signing of this Agreement, all relevant files, data bases, and works of all work done for BTZO. It is agreed that BTZO shall return One Hundred (100%) ownership of Motion Pixel Corporation Holdings stock including all assets to LAFC

effective immediately upon signing of this agreement. Neither party shall have any further obligations to the other apart from what is outlined in this agreement. It is understood all stock options granted to all employees, consultants, etc of Motion Pixel Corporation Holdings and LAFC shall be deemed void apart from the compensation mentioned in Point 2 below. It is understood that BTZO is returning the Studio "As Is" and will not assume any liabilities in the transaction.

It is agreed that the provisions in each respective contract regarding notice, if any, are specifically waived by the parties.

2. TERMINATION COMPENSATION

That as consideration for the termination of the contractual relationships established by the three respective contracts referenced in this Agreement, and in full settlement of any other claims of Events now existing or which may accrue in the future, BTZO agrees to allow all shares issued to Manny Bains , Four Million Six Hundred and Eighty Seven Thousand Five Hundred (4,687,500) Shares and Tejinder Gill, One Million Eight Hundred and Seventy-Five Thousand Shares (1,875,000) from the initial MPC Share Purchase Agreement to remain in possession of the holders and to be disposed off under Point 3 of this Agreement. Any and all other shares and monies that were to be issued for options, compensation, travel, studio costs shall be deemed void. BTZO will return and send all shares of Motion Pixel Corporation Holdings to LAFC address marked in this agreement.

3. *BITZIO SHARE DISPOSAL.*

Manny Bains agrees to deposit and open a trading account at a select brokerage house agreed upon by BTZO and will deposit all Four Million Six Hundred and Eighty Seven Thousand Five Hundred (4,687,500) Shares into the trading account. BTZO will remove legend and shares will commence selling only after May 1, 2013 to a maximum of Four Hundred Thousand Shares (400,000) per month for a period of Twelve (12) Months

to sixteen (16) months based on monthly selling volumes for the total of Four Million Six Hundred and Eighty Seven Thousand Five Hundred (4,687,500) Shares

LAFC agrees, if requested by BTZO, to provide a reasonable amount of consultation through March 31, 2013, for no additional monetary compensation other than that provided for in paragraph 3 above to assist BTZO management in the transition and other outstanding issues.

4. CONFIDENTIALITY.

All information furnished by one party to another pursuant to this Agreement or any agreements or documents which may be executed or delivered in connection with this Agreement, shall be considered strictly confidential and shall not be disclosed by any party to any third party without the prior written consent of the other party; provided, that nothing in this Agreement shall limit the disclosures of any such information of either party to its officers, attorneys or accountants, or any other disclosure that may be required by law.

5. ***MISCELLANEOUS PROVISIONS.***

A. *Entire Agreement.* This Agreement shall constitute the entire termination agreement between the parties on the issues set forth herein and shall supersede any and all agreements between the parties regarding the issues prior to the date hereof. This Agreement may be modified or amended only by a writing signed by both parties.

B. *Headings.* The article headings of this Agreement are for reference and convenience only and shall not modify or amend this Agreement.

C. *Counterparts.* This Agreement may be executed in multiple counterparts. A facsimile or scanned email of an executed original document shall have the same legal force and effect as an original document and shall be admissible as an original document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BITZIO INC.

[signature]

Peter Henricsson
CEO President
548 Market Street, Suite 18224, San Francisco, California 94104

LATIN AMERICA FUTBOL CORPORATION.

[signature]

Manny Bains
President
1031 Ives Dairy Rd Suite 228
Miami, FL, 33179